As filed with the Securities and Exchange Commission on July 26, 2002
Registration No. 333–

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTEREP NATIONAL RADIO SALES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	13-1865151
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

100 Park Avenue
New York, New York 10017
(212) 916-0700
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Copy to:

William J. McEntee, Jr., Chief Financial Officer Interep National Radio Sales, Inc. 100 Park Avenue New York, New York 10017 (212) 916-0700	Laurence S. Markowitz, Esq. Salans Hertzfeld Heilbronn Christy & Viener 620 Fifth Avenue New York, New York 10020 (212) 632-5500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Class A common stock, par valu $0.01 per share(2)	1,718,580 shares	$3.68	$6,324,374	$582.00

(1)
Represents shares being registered for resale by holders of shares of Series A Convertible Preferred Stock and certain warrants to purchase common stock of the Registrant (the “Selling Shareholders”), pursuant to agreements among the Registrant and the Selling Shareholders as follows: (i) 1,406,080 shares of Class A common stock, representing all of the shares issuable on the conversion of the preferred stock; (ii) 312,500 shares of Class A common stock, representing all of the shares issuable on exercise of the warrants to purchase Class A common stock and (iii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the Selling Shareholders.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act. The estimate is based on the average of the high and low prices of the registrant’s Class A common stock as reported by the Nasdaq National Market on July 22, 2002 pursuant to Rule 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and the selling shareholders are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2002
PROSPECTUS

1,718,580 SHARES
Class A Common Stock

Certain selling shareholders of Interep National Radio Sales, Inc. are offering shares of our Class A common stock by means of this prospectus, and the maximum number of shares that they may offer is stated on page 8 of this prospectus. The selling shareholders have acquired, or may acquire, the shares of common stock being offered by converting shares of our Series A preferred stock or by exercising warrants. The selling shareholders may sell these shares at any time, but they are not required to sell any shares.

Our common stock is listed on the Nasdaq National Market under the symbol “IREP”. On , 2002, the last reported sale price of our common stock on the National Market was $ per share. The selling shareholders may offer shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. More detailed information about the distribution of the shares is found in the section of this prospectus entitled “Plan of Distribution.”

Investing in our Class A common stock involves risks.
See “Risk Factors” beginning on page 3.

	Per Share	Total
Public Offering Price	$ (1)	$
Underwriting Discount	N/A		N/A
Proceeds, before expenses, to Interep	$ 4.00(2)		$1,250,000
Proceeds, before expenses, to selling shareholders	$ (1)	$

(1)	Estimated, based upon the last reported sales price of our Class A common stock on , 2002.
(2)
All proceeds from the sale of Class A common stock covered by this prospectus will be for the benefit of the selling shareholders. Interep will only receive proceeds from the exercise of warrants held by the selling shareholders.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2002.

ABOUT THIS PROSPECTUS

Throughout this prospectus, when we refer to “Interep” or “the Company”, we refer collectively to Interep National Radio Sales, Inc. and all of our subsidiaries unless the context indicates otherwise or as otherwise noted.

This document is called a prospectus and is part of a registration statement that we filed with the SEC using a “shelf” registration, or continuous, offering process. Under this shelf process, the selling shareholders may from time to time sell shares of our Class A common stock covered by this prospectus in one or more offerings.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Interep’s Class A common stock is not being offered, nor are offers to buy being solicited, in jurisdictions where offers and sales are not permitted.

The information contained in this prospectus is accurate only as of the date of this prospectus on the front cover, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. You should not assume that the information contained in this prospectus is accurate as of any other date.

FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not statements of historical fact, but instead represent our belief about future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. These statements are based on many assumptions and involve known and unknown risks and uncertainties that are inherently uncertain and beyond our control. These risks and uncertainties may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should review the factors noted in “Risk Factors” for a discussion of some of the things that could cause actual results to differ from those expressed in our forward-looking statements.

ABOUT INTEREP

Interep is the largest independent national spot radio representation or “rep” firm in the United States. We are a New York corporation founded in 1953. Our principal executive offices are located at 100 Park Avenue, New York, New York 10017. Our telephone number is (212) 916-0700, and our Internet address is www.interep.com. Information contained in our website is not a part of this prospectus. Our Class A common stock trades on the Nasdaq National Market under the symbol “IREP”.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below before you decide to buy our Class A common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In that case, the market price of our Class A common stock could decline, and you could lose all or part of your investment.

Changes in the ownership of our radio station clients, in the demand for radio advertising, in our expenses, in the types of services offered by our competitors, and in general economic factors may adversely affect our ability to generate the same levels of revenue and operating results.

We believe that these factors have contributed to significant fluctuations in our revenues and operating results, and it is likely that these fluctuations will continue. Accordingly, Interep believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. Further, seasonality and fluctuations in contract termination revenue could cause our results of operations to fall below the expectations of stock market analysts and investors. The market price of our Class A common stock is likely to fall if we fail to meet those expectations.

Advertising tends to be seasonal in nature as advertisers typically spend less on radio advertising during the first calendar quarter.

Our business normally follows the pattern of advertising expenditures in general. It is seasonal to the extent that radio advertising spending increases during the fourth calendar quarter in connection with the Christmas season and tends to be weaker during the first calendar quarter. Radio advertising also generally increases during the second and third quarters due to holiday-related advertising, school vacations and back-to-school sales. Additionally, radio tends to experience increases in the amount of advertising revenues as a result of special events such as political election campaigns. Furthermore, the level of advertising revenues of radio stations, and therefore Interep’s level of revenues, is susceptible to prevailing general and local economic conditions and the corresponding increases or decreases in the budgets of advertisers, as well as market conditions and trends affecting advertising expenditures in specific industries.

The terrorist attacks that occurred in New York and Washington, D.C. on September 11, 2001, and the subsequent military actions taken by the United States and its allies in response, have caused significant uncertainty.

While the consequence of those events are uncertain, we believe that have likely had a material adverse effect on general economic conditions, consumer confidence, advertising and the media industry and may continue to do so in the future.

Termination of a representation contract will affect our results of operations.

When a representation contract is terminated, our results of operations will increase for the fiscal quarter in which the termination occurs due to the termination payments that are usually required to be paid to us, but will negatively affect our results in later quarters due to the loss of commission revenues. Hence, our results of operations on a quarterly basis are not predictable and are subject to significant fluctuations.

We depend heavily on certain key personnel.

Our success depends in part on the continued availability of our senior management team, particularly Ralph C. Guild, our Chief Executive Officer, and Marc G. Guild, the President of our Marketing Division. The loss of the services of Ralph Guild, Marc Guild or any of the other members of our senior management team could have an adverse effect on our relationship with some of our clients and on our business. Interep does not have employment agreements with any members of our senior management team except Ralph Guild and Marc Guild and an accounting services contract with Media Financial Services, Inc., a company owned by William J. McEntee, Jr., our Chief Financial Officer. The existence of these agreements does not guarantee their continued employment with us. Although Interep has entered into non-competition agreements with Ralph Guild and Marc Guild, there is no assurance that these agreements will be enforceable.

We rely on a limited number of clients for a significant portion of our revenues.

Due in part to the consolidation in the radio broadcast industry, Interep generates much of its revenues from a limited number of clients. For the year ended December 31, 2001, one broadcast group contributed approximately 28% of our revenues. No other client group contributed revenues in excess of 10% for 2001. We would lose a significant amount of revenues if a major client terminated its contract.

Interep has significant indebtedness from its senior subordinated notes.

Interep currently has $99 million of indebtedness outstanding under its 10% senior subordinated notes. Our significant indebtedness could have a number of adverse consequences, including the following: we may be more vulnerable to general adverse economic and industry conditions; we may not be able to obtain additional financing when needed; we will have to dedicate a substantial portion of our cash flow from operations to payments of principal and interest, which will reduce the amount of cash available to fund working capital, capital expenditures or other general corporate purposes; and we may be less able to plan for, or react to, changes in its business and industry.

The documents governing the senior subordinated notes significantly limit our ability to engage in various activities. Among other things, we have only a limited ability to incur additional indebtedness that we may need to finance our working capital needs or to expand our operations. These documents also significantly restrict Interep’s ability to pay dividends to its shareowners. If Interep is unable to meet its debt service obligations or comply with the covenants contained in these documents, there would be a default. A default, if not waived, could result in acceleration of our repayment obligations, which would have an adverse effect on our business.

We may need additional financing for our future capital needs, which may not be available on favorable terms, if at all.

Interep may need additional financing if we decide to expand faster than planned to increase our pace of contract buyouts, respond to competitive pressures or decide to acquire complementary businesses or technologies. If Interep raises additional funds through the sale of equity or convertible debt securities, your percentage ownership will decrease. In addition, these transactions may dilute the value of the stock outstanding. Interep may have to issue securities with more favorable rights than its Class A common stock. We cannot assure you that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available on acceptable terms, we may not be able to fund our future needs. This would have a material adverse effect on our business and financial condition.

Competition could harm our business.

Generally, clients may terminate their representation, or “rep,” contracts with us by paying a buyout amount. As a result, Interep continually competes with other rep firms not only in acquiring new client stations, but also in preserving its existing clients. Interep’s only significant competitor in the radio representation business is Katz Media Group, Inc., a subsidiary of Clear Channel Communications, Inc., a major company that has significantly greater financial and other resources. However, Interep also faces potential competition from national radio networks, syndicators and other brokers of radio advertising. Interep’s Internet advertising business also faces competition from other Internet advertisers.

As a result of the Telecommunications Act of 1996, the radio industry has been consolidating. Because the change of ownership of a client station frequently results in a change of rep firm, the consolidation in the radio industry has increased the frequency of the termination of rep contracts. The loss of a significant number of clients as a result of industry consolidation could harm our business.

More generally, radio and Internet advertising must also compete for a share of advertisers’ total advertising budgets with other advertising media such as television, cable, print and outdoor advertising. Additionally, technological innovation may create other types of competition for radio stations and Internet companies and, as a consequence, for Interep. If advertisers do not perceive radio or the Internet as an effective advertising medium, they may shift a greater portion of their advertising budgets from radio to other media, which will aversely affect our business.

Future acquisitions and strategic investments could adversely affect our business and dilute the value of our outstanding Class A common stock.

Although Interep has no specific acquisition plans, we may decide to pursue acquisitions in the future. Risks associated with acquisitions and strategic investments include the diversion of management’s attention, the loss of key personnel and legal and tax liabilities. Acquisitions also may involve an increase in our indebtedness or new issuances of equity securities, which could dilute the value of the Class A common stock. Even if Interep identifies suitable acquisition candidates, we may fail to negotiate favorable terms or successfully integrate any proposed acquisition into our existing business operations, which could adversely affect the Company.

Our Internet business may suffer if the market for Internet advertising fails to develop or continues to weaken.

The success of our Internet advertising business will depend on the continued development of the Internet as an advertising medium. The Internet advertising market is relatively new and rapidly evolving. Demand and market acceptance for Internet advertising is still uncertain. Companies doing business on the Internet must compete with more traditional media for a share of advertisers’ total advertising budgets. Additionally, the Internet’s rapid pace of innovation and technological change may strain our resources or distract management’s attention. Even if the Internet is a successful advertising medium, Interep may not be able to manage its growth effectively or compete with larger, better known or more established Internet advertising companies. We cannot assure you that any revenues derived from Interep’s Internet operations will justify the cost of the business.

BUSINESS

Interep is the largest independent national spot radio representation or “rep” firm in the United States. We are the exclusive rep firm for over 2,000 radio stations nationwide, including radio stations owned by seven of the ten largest radio groups by revenue. Our market share in the ten largest U.S. radio markets (as defined by Arbitron) was an estimated 55% for 2001. We serve innovative radio station groups, while still meeting the needs of independent stations nationwide. We have grown to be a leader in radio by improving our clients’ advertising revenues, acquiring station representation contracts, creating and acquiring other rep firms and offering advertisers creative marketing solutions to achieve their goals. Today, our solutions include not only radio, but the Internet.

Our 21 offices across the country enable us to serve our radio station clients and advertisers in all 50 states. We provide national sales representation for clients whose diverse formats include country, rock, sports, Hispanic, classical, urban, news, talk, oldies, adult contemporary, jazz, contemporary hits and public radio. We have developed strong relationships with our clients and the agencies and buying services that purchase advertising.

Interep is an advertising sales and marketing company that is a preeminent leader in the radio industry. We believe we can extend our success in radio to other types of media that we integrate into our roster of marketing and sales services. We have already incorporated the Internet into our service offerings, and believe that Internet advertising presents growth opportunities similar to those present in the early days of radio advertising. Our intention is to enable our clients to exploit the strong overlap in demographic composition and usage patters between radio listeners and Internet users.

SELLING SHAREHOLDERS

In June 2002, we issued 50,000 units, each consisting of one share of Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and 6.25 warrants to acquire an equal number of shares of our Class A common stock (the “Warrants”) for $5 million to the selling shareholders named below. The shares of our Class A common stock registered for resale in the registration statement, of which this prospectus is a part, are the shares into which the Series A Preferred Stock is convertible and the warrants are exercisable.

The sale of these 50,000 units was a follow-on to our sale of 60,000 units in May 2002 for $6 million, thus providing us with an aggregate of $11 million in working capital.

The number of shares covered by this prospectus represents our bona fide estimate of the number of shares issuable on conversion of the Series A Preferred Stock and exercise of the warrants over the next three years. The number of shares that will ultimately be issued to the selling shareholders cannot be determined precisely at this time because it depends on: (a) whether the holders of the Series A Preferred Stock elect to convert the Series A Preferred Stock into shares of Class A common stock; (b) whether the Series A Preferred Stock will automatically be converted if certain conditions are met; (c) whether the holders of the warrants exercise their warrants; (d) the occurrence of events that could trigger anti-dilution adjustments of the conversion price of the Series A Preferred Stock and the exercise price of the warrants; (e) the period that the Series A Preferred Stock remains outstanding; and (f) the amount of pay-in-kind stock dividends paid on the Series A Preferred Stock before conversion.

The table below sets forth information regarding ownership of our Class A common stock by the selling shareholders and the number of shares that may be sold by them under this prospectus. The number of shares set forth in the table as being held by the selling shareholders includes the number of shares of Class A common stock that are issuable on conversion of the Series A Preferred Stock and the exercise of the warrants as of the date of this prospectus. The number of shares set forth in the table as being offered represents the total number of shares we have registered for resale by the selling shareholders based on our bona fide estimate of the number of shares of common stock that we will issue to the selling shareholders on conversion of the Series A Preferred Stock and exercise of the warrants (subject, in each case, to anti-dilution adjustments) and payment of all dividends on the Series A Preferred Stock. This amount includes all of the shares of Class A common stock issuable as of the date of this prospectus on conversion of the Series A Preferred Stock and exercise of the warrants and all of the shares we believe may need to be issued due to the increase in the liquidation preference of the Series A

Preferred Stock as the dividends on the Series A Preferred Stock accrue over the next three years. However, the actual number of shares of Class A common stock issuable on conversion of the Series A Preferred Stock and exercise of the warrants is indeterminable for the reasons mentioned above, and could be materially more or less than the amounts listed on the table due to possible conversion and exercise price adjustments. Because the selling shareholders may offer all or some portion of the Class A common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount of Class A common stock that will be held by the selling shareholders on termination of the offering. The selling shareholders may sell all, part, or none of the shares listed. The number of shares owned by the selling shareholders is determined by rules promulgated by the Securities and Exchange Commission for beneficial ownership and is not necessarily indicative of ownership for any other purpose.

None of the selling shareholders has had any position, office or other material relationship with us, other than as a security holder, during the past three years.

Name	Number of Shares of Class A Common Stock Beneficially Owned Prior to Offering (1)(2)	Number of Shares of Class A Common Stock Offered Under This Prospectus (1)(2)	Number of Shares of Class A Common Stock Beneficially Owned After Offering(3)	Percentage of Shares of Class A and Class B Common Stock Beneficially Owned After Offering
EOS Partners, L.P.	85,929	85,929	0	—
EOS Partners SBIC II, L.P.	1,578,344	1,578,344	0	—
EOS Partners (Offshore), L.P.	54,307	54,307	0	—

(1)
Includes 1,250,000 shares of Class A common stock issuable on conversion of 50,000 shares of Series A Preferred Stock based on a conversion price of $4 per share, plus 312,500 shares issuable on the exercise of Warrants.

(2)
Includes an additional 156,080 shares of Class A common stock that may be issued on conversion of the Series A Preferred Stock issued as pay-in-kind dividends over the next three years on the Series A Preferred Stock.

(3)	Assumes all shares covered by this prospectus are sold by the selling shareholders, although the selling shareholders may sell all, part or none of the shares listed.

PLAN OF DISTRIBUTION

We are registering shares of our Class A common stock issuable on conversion of the Series A Preferred Stock and on exercise of the warrants to permit the resale of these shares of Class A common stock by the holders of the Series A Preferred Stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of Class A common stock, although we will receive the exercise price if any of the warrants are exercised. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the Class A common stock beneficially owned by them and offered under this prospectus from time to time directly through one or more underwriters, broker-dealers or agents. If the Class A common stock is sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, on any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on these exchanges or services or in the over-the-counter market, through the writing of options, whether such options are listed on an options exchange or otherwise, or through the settlement of short sales.

In connection with sales of the Class A common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling shareholder may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares. If the selling shareholders effect such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling shareholders may pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to the prospectus. The selling shareholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. In addition, on our being notified by a named selling shareholder that a donee or a pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of Class A common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay all expenses of the registration of the shares of Class A common stock pursuant to the registration rights agreement estimated to be $25,582 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling shareholders will be entitled to contribution. We will be indemnified by the selling shareholders against liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus, in accordance with the related registration rights agreement or will be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class A common stock by the selling shareholders in this offering, but we will receive the exercise price on the exercise of any warrants by the selling shareholders. We plan to use any such proceeds for working capital.

DESCRIPTION OF OUR PREFERRED STOCK AND WARRANTS

In May and June 2002, we issued an aggregate of 110,000 units consisting of one share of Series A Preferred Stock and 6.25 Warrants to acquire an equal number of shares of our Class A common stock for an aggregate purchase price of $11 million. We will use the proceeds for working capital.

The Series A Preferred Stock has a face amount of $100 per share and a liquidation preference in such amount in priority over our Class A common stock and Class B common stock. Each share of the Series A Preferred Stock may be converted at the option of the holder at any time into 25 shares of our Class A common stock at an initial conversion price of $4.00 per share (subject to anti-dilution adjustment). If the market price of our Class A Common Stock is $8.00 or more for 30 consecutive trading days, the Series A Preferred Stock will automatically be converted into shares of our Class A Common Stock at the then applicable conversion price. The Series A Preferred Stock bears a 4% annual cumulative dividend that we can pay in cash or in kind in additional shares of the Series A Preferred Stock. Holders of shares of the Series A Preferred Stock vote, on an “as converted basis”, together with the holders of our Class A and Class B common stock on all matters and would vote alone as a class if changes to the rights or status of the Series A Preferred Stock were proposed by us.

Each warrant is immediately exercisable for one share of our Class A common Stock at a strike price of $4.00 per share (subject to anti-dilution adjustment). The Warrants expire on the fifth anniversary of their date of issuance.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the Securities Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a website, www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. In addition, you may obtain information from the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our Class A common stock is quoted on the Nasdaq National Market System. Our reports, proxy statements, informational statements and other information can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock being offered pursuant to this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits. For further information with respect to us and the Class A common stock offered under this prospectus, please refer to the registration statement and its exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information that we file with the SEC. This allows us to disclose important information to you by referring you to those documents rather than repeating them in full in this prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus automatically updates and supersedes the information contained in this prospectus and incorporated filings. We have previously filed the following documents with the SEC (File No. 000-28395) and are incorporating them into this prospectus by reference:

•	Our Annual Report on Form 10–K for the fiscal year ended December 31, 2001, as amended.

•	Our Quarterly Report on Form 10–Q for the quarterly period ended March 31, 2001.

•	Our Current Reports on Form 8-K, filed with the Commission on June 3, 2002, June 12, 2002, June 26, 2002, and July 3, 2002.

•
The description of the Class A common stock set forth in the Registration Statement on Form 8-A (Registration No. 000-28395), filed with the Commission on December 7, 1999, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus from the date of the filing of such documents.

Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a later document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We will provide, without charge, a copy of any document incorporated by reference in this prospectus but which is not delivered with this prospectus to any person to whom this prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the Corporate Secretary, Interep National Radio Sales, Inc., 100 Park Avenue, New York, New York 10017. Our telephone number is (212) 916-0700.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus has been passed upon by Salans Hertzfeld Heilbronn Christy & Viener, New York, New York.

EXPERTS

The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2001, as amended, have been so incorporated in reliance on the report of Arthur Andersen LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

We have been advised that the SEC is no longer accepting consents from Arthur Andersen to the incorporation by reference of their reports on audited financial statements if the personnel primarily responsible for managing the registrant’s account have left Arthur Andersen. The team responsible for our account at Arthur Andersen has left, and, accordingly, we have not obtained Arthur Andersen’s consent to the incorporation by reference into this prospectus of its report on our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2001. Rule 437a under the Securities Act of 1933, however, permits us to dispense with the requirement for obtaining Arthur Andersen’s consent under these circumstances.

You should be aware, however, that because Arthur Andersen has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

SEC Registration Fee	$582
Legal Fees and Expenses*	$10,000
Accounting Fees and Expenses*	$0
Printing Expenses*	$10,000
Miscellaneous*	$5,000

Total	$25,582

*Estimated

Item 15.    Indemnification of Directors and Officers.

The New York Business Corporation Law (“BCL”) provides that a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding because such person was a director or officer of the corporation or served another corporation or other enterprise in any capacity at the request of the corporation. The person may be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees if such person acted in good faith for a purpose which he or she reasonably believed to be in, or, in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation. Regarding any criminal actions or proceedings, such person must not have had reasonable cause to believe that his or her conduct was unlawful.

If the person is a party to an action by or in the right of the corporation, the BCL provides that the corporation may not indemnify such person in respect of a claim that the person has been adjudged to be liable to the corporation unless the court determines that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to be indemnified.

The BCL also provides that a director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding described above is entitled to indemnification. The BCL permits the corporation to purchase and maintain insurance to indemnify the corporation and its directors and officers in instances in which they may be entitled to indemnified under the provisions of the BCL.

Article Ten of our Restated Certificate of Incorporation and Article V of our By-laws each provide that an officer or director will be indemnified against any and all judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred in connection with any claim, action or proceeding to the fullest extent permitted by the BCL.

We have entered into indemnification agreements with our directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. We have obtained directors’ and officers’ liability insurance policies.

Item 16.    Exhibits.

Number		Description

3.1	(1)	Certificate of Amendment of the Certificate of Amendment of Interep

4.1	(1)	Form of Warrant to purchase Class A common stock

5.1		Opinion of Salans Hertzfeld Heilbronn Christy & Viener (filed herewith)

10.1	(1)	Form of Stock Purchase Agreement

10.2	(1)	Form of Registration Rights Agreement

23.1		Consent of Salans (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page of this registration statement)

(1)	Incorporated by reference to our Quarterly Report on Form 10-Q for our fiscal quarter ended March 31, 2002, filed with the Commission on May 15, 2002.

Item 17.    Undertakings.

The registrant undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the matters discussed in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of July, 2002.

INTEREP NATIONAL RADIO SALES, INC.

By:	/s/ RALPH C. GUILD
Ralph C. Guild President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

Each person whose signature appears below appoints Ralph C. Guild and William J. McEntee, Jr., and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-3, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RALPH C. GUILD Ralph C. Guild	President, Chief Executive Officer, Chairman of the Board of Directors and Director	July 26, 2002

/s/ MARC G. GUILD Marc G. Guild	President, Marketing Division and Director	July 26, 2002

/s/ WILLIAM J. MCENTEE, JR. William J. McEntee, Jr.	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 26, 2002

/s/ HOWARD M. BRENNER Howard M. Brenner	Director	July 26, 2002

/s/ LESLIE D. GOLDBERG Leslie D. Goldberg	Director	July 26, 2002

/s/ JOHN E. PALMER John E. Palmer	Director	July 26, 2002

/s/ ARNIE SEMSKY Arnie Semsky	Director	July 26, 2002

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